Exhibit 10.10

FORM OF AMENDMENT TO CONVERSION STOCK OPTION AGREEMENTS

1. Section 2 of the Conversion Option Agreement is amended by adding the following proviso at the end of Section 2 thereof:

“provided, however, notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 3 and Section 4 hereof) and notwithstanding the provisions relating to the exercise of Options that may be applicable under an exchange option award agreement between the Employee and Axle Holdings, as option award agreement between the Employee and IAA, the IAA 2003 Stock Incentive Plan and the IAA 1991 Stock Option Plan or otherwise, the Employee agrees that the Options may not be exercised until the earliest to occur of (i) the termination of the Employee’s employment with the Company or any Subsidiary (regardless of the reason for such termination), (ii) the consummation of a Public Offering, (iii) the consummation of an Exit Event and (iv) the date that is thirty days prior to the Expiration Date of such Options.”

2. Section 16 of the Conversion Option Agreement is amended by adding the following new subsection (l) to the end thereof:

“(l) Upon the purported exercise of any Option, in lieu of accepting payment of the exercise price therefor and delivering the number of shares of Holdings Common Stock for which the Option is being exercised as contemplated by Section 3 hereof, the Committee may, in its sole and absolute discretion, cause Holdings to pay the Employee an amount in cash equal to the amount, if any, by which the aggregate Fair Market Value of the shares of Holdings Common Stock as to which the Option is being exercised exceeds the aggregate Option Price. Upon payment of cash to the Employee pursuant to this Section 16(l), the Employee’s rights as to the portion of the Options which is the subject of such payment or distribution shall be deemed satisfied in full.”

3. All of the other provisions of the Conversion Option Agreement which are not modified hereunder shall remain in full force and effect.